Exhibit 3.2

FIFTH AMENDED and RESTATED BYLAWS

of

W. P. CAREY INC.

ARTICLE I

OFFICES

Section 1. PRINCIPAL OFFICE. The principal office of W. P. Carey Inc. (the “Corporation”) in the State of Maryland shall be located at such place designated as the principal office in the charter of the Corporation (the “Charter”) or as the Board of Directors may designate from time to time in accordance with Maryland law.

Section 2. ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office within or outside the State of Maryland, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set by the Board of Directors and stated in the notice of the meeting or the Board of Directors may determine that the meeting not be held at any place but instead be held by means of remote communication.

Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of Directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors each year, or in the absence of such determination, the annual meeting of the stockholders shall be held on the second Monday in the month of May at 2:00 p.m., Eastern Time, in each year if a Business Day. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

Section 3. SPECIAL MEETINGS.

(a) General. The chairman of the Board of Directors, the president, the chief executive officer or the Board of Directors may call a special meeting of the stockholders. Subject to subsection (b) of this Section 3, a special meeting of the stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. Except as provided in paragraph (4) of subsection (b) of this Section 3, any special meeting shall be held at such place and/or via remote communication as set in accordance with these Bylaws and at such date and time as may be designated by the chairman of the Board of Directors, president, chief executive officer or Board of Directors, whoever has called the meeting. In fixing a date and time for any special meeting, the chairman of the Board of Directors, president, chief executive officer or Board of Directors may consider such factors as he, she or it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(b) Stockholder Requested Special Meetings.

(1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary of the Corporation (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth in detail the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent), shall set forth each matter proposed to be acted upon at the meeting and shall set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede, and shall not be more than, ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is received by the secretary.

(2) In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority (the “Special Meeting Percentage”) of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Request”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth in detail the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), the class, series and number of all shares of stock of the Corporation which are owned by each such stockholder and the name and address of the nominee holder for, and class, series and number of, shares owned by such stockholder beneficially but not of record, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within sixty (60) days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting stockholders of the reasonably estimated costs of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment from such requesting stockholder of such reasonably estimated costs prior to the preparation and mailing or delivery of such notice of the meeting (including the Corporation’s proxy materials).

(4) In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder Requested Meeting”), such meeting shall be held at such place or via remote communication and such date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder Requested Meeting shall be not more than ninety (90) days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten (10) days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the ninetieth (90th) day after the Meeting Record Date or, if such ninetieth (90th) day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place or the means of remote communication for a Stockholder Requested Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Corporation. In the case of any Stockholder Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within thirty (30) days after the Delivery Date, then the close of business on the thirtieth (30th) day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of subsection (b) of this Section 3.

(5) If written revocations of requests for the special meeting have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting to the secretary, the secretary shall: (i) if the notice of meeting has not already been delivered, refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for the special meeting, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting written notice of any revocation of a request for the special meeting and written notice of the secretary’s intention to revoke the notice of the meeting, revoke the notice of the meeting at any time before ten (10) days before the commencement of the meeting. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6) The chairman of the Board of Directors, the chief executive officer, the president or the Board of Directors may appoint regionally or nationally recognized independent inspectors of elections (who may be the transfer agent for shares of the Corporation, or an affiliate thereof) to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been delivered to the secretary until the earlier of (i) ten (10) Business Days after receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such meeting. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such ten (10) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close.

Section 4. NOTICE. Not less than ten (10) nor more than ninety (90) days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or electronically transmitted notice stating (a) the time and place, if any, of the meeting, (b) the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting and (c) in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called. Notice of any annual or special meeting of stockholders shall be deemed given to a stockholder when it is delivered by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, or by transmitting it to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. Any notice of an annual or special meeting given by the Corporation to the stockholders is effective if given by a single notice, in writing or by electronic transmission, to all stockholders who share an address, unless the Corporation has received a request from a stockholder in writing or by electronic transmission that a single notice not be given.

Subject to (i) subsection (a) of Section 11 of this Article II, and (ii) Section 15 of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute or the Charter to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by the chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the chairman of the Board of Directors, by one of the following officers present at the meeting: the vice chairman of the Board of Directors, if there be one, the president, the vice presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of the stockholders, an assistant secretary, or in the absence of assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies or other such individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (h) concluding the meeting or recessing or adjourning the meeting to a later date and time and place or means of remote communication announced at the meeting. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the Charter for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time to a date not more than one hundred twenty (120) days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The stockholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 7. VOTING. Each Director shall be elected by a majority of the votes cast with respect to such nominee by the stockholders present in person or by proxy and entitled to vote therefor at a meeting of stockholders for the election of Directors duly called and at which a quorum is present (an “Election Meeting”); provided, however, that each of the Directors to be elected at an Election Meeting shall be elected by a plurality of all the votes cast at such Election Meeting if (a) the Board of Directors determines that the number of nominees for election as

Directors at such Election Meeting exceeds the number of Directors to be elected or (b) a stockholder has submitted notice of an intent to nominate a candidate for election in accordance with Section 11 or Section 15 of this Article II unless, on or before the seventh Business Day prior to the date that the Corporation files with the Securities and Exchange Commission (the “Commission”) its definitive proxy statement relating to such Election Meeting (regardless of whether thereafter revised or supplemented), such notice has been (1) withdrawn in writing to the Secretary, (2) determined by the Board of Directors (or a committee thereof) pursuant to these Bylaws, or, if challenged in court, by a final court order, not to be a valid and effective notice of nomination, or (3) determined by the Board of Directors (or a committee thereof) not to create a bona fide election contest.  Each share may be voted for as many individuals as there are Directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

Section 8. PROXIES. A stockholder may cast the votes entitled to be cast by the shares of stock owned of record by the stockholder in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date, unless otherwise provided in the proxy.

Section 9. VOTING OF SHARES BY CERTAIN HOLDERS. Shares of stock of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any fiduciary may vote shares of stock registered in his or her name as such fiduciary, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified shares of stock in place of the stockholder who makes the certification.

Section 10. INSPECTORS. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at the meeting or any adjournment or postponement thereof. If an inspector or inspectors are not appointed, the individual presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the chairman of the meeting. The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER PROPOSALS BY STOCKHOLDERS.

(a) Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business the stockholder proposes to bring before the meeting and who has complied with this Section 11(a), or (iv) by any stockholder of the Corporation who has complied with the requirements and procedures set forth in Section 15 of this Article II and whose Stockholder Nominee is included in the Corporations proxy materials with respect to such meeting.

(2) For nominations for election to the Board of Directors or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such other business shall set forth all information required under this Section 11 and shall otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first (1st)

anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders nor earlier than on the one hundred fiftieth (150th) day prior to the first (1st) anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced or delayed by more than thirty (30) days from the first (1st) anniversary of the date of the preceding year’s annual meeting of stockholders (or in the case of the first annual meeting of stockholders), notice by the stockholder to be timely must be delivered not earlier than on the one hundred fiftieth (150th) day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting of stockholders or the tenth (10th) day following the day on which public announcement of the date of the annual meeting of stockholders is first made by the Corporation. In no event shall the public announcement of a postponement or adjournment of an annual meeting of stockholders to a later date or time commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (i) as to each individual whom the stockholder proposes to nominate for election or reelection as a Director (A) the name, age, business address and residence address of such individual, (B) the class, series and number of all shares of stock of the Corporation that are owned by such individual, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such individual, if any, (C) the date such shares were acquired and the investment intent of such acquisition, (D) a representation that (1) the nominee will comply with the Corporation’s applicable guidelines and its policies regarding conflict of interest and protection of sensitive information and any other Corporation policies and guidelines applicable to directors (which will be provided by the Corporation following a request therefor), (2) the nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as nominee or as a Director of the Corporation, in each case that has not been disclosed to the Corporation, and (3) the nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity as to how the nominee would vote or act on any issue or question as a Director, in each case that has not been disclosed to the Corporation, and (E) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description in reasonable detail of such business, the complete text of any resolutions intended to be presented at the annual meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom; (iii) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of the Corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person; (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (ii) or (iii) of this paragraph (2) of this Section 11(a), the name and address of such stockholder as they appear on the Corporation’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; (v) a representation that the stockholder giving the notice (A) intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (B) will update the disclosures required by this Section 11(a)(2) as of the record date of the meeting; (vi) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a Director or the proposal of other business on the date of such stockholder’s notice; and (vii) all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a stockholder seeking to submit such nominations or business at the meeting shall promptly provide any other information reasonably requested by the Corporation.

(3) Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event the Board of Directors increases the number of Directors, and there is no public announcement of such action at least one hundred thirty (130) days prior to the first (1st) anniversary of the date of mailing of the notice of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice shall be delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(4) For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting, and either (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice by the stockholder provided for in this Section 11(b) and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with this Section 11(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a Director as specified in the Corporation’s notice of meeting, if the stockholder’s notice containing the information required by paragraph (a)(2) of this Section 11 shall be delivered to the secretary at the principal executive offices of the Corporation not earlier than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for the giving of a stockholder’s notice as described above.

(c) General. (1) Upon written request by the secretary or the Board of Directors or any committee thereof, any stockholder proposing a nominee for election as a Director or any proposal for other business at a meeting of stockholders shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11 or Section 15 of this Article II, as applicable. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 11 or Section 15 of this Article II, as applicable.

(2) Only such individuals who are nominated in accordance with the procedures set forth in this Section 11 or Section 15 of this Article II shall be eligible for election by stockholders as Directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11 or Section 15 of this Article II, as applicable, and, if any proposed nomination or business is not in compliance with this Section 11 or Section 15 of this Article II, as applicable, to declare that such defective nomination or proposal shall be disregarded.

(3) For purposes of this Section 11 and Section 15, (a) the “date of mailing of the notice” shall mean the date of the proxy statement for the solicitation of proxies for election of Directors and (b) “public announcement” shall mean disclosure (i) in a press release transmitted to the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or (ii) in a document publicly filed by the Corporation with the United States Securities and Exchange Commission.

(4) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Subject to the foregoing provisions of this Section 11, a resolution or motion shall be considered for vote only if proposed by a stockholder or a duly authorized proxy and seconded by a stockholder or duly authorized proxy other than the stockholder who proposed the resolution or motion.

Section 12. VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order that voting be by ballot.

Section 13. MEETINGS BY REMOTE COMMUNICATION. At the discretion of the Board of Directors and subject to any guidelines and procedures that the Board of Directors may adopt from time to time, stockholders and proxy holders not physically present at a meeting of the stockholders, by means of remote communication may participate in the meeting of the stockholders and may be considered present in person and may vote at the meeting of the stockholders, whether the meeting is held at a designated place or solely by means of remote communication. The Corporation shall implement reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a stockholder or proxy holder, the Corporation shall implement reasonable measures to provide the stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings and in the event any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action shall be maintained by the Corporation.

Section 14. CONTROL SHARE ACQUISITION ACT. Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”), or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Corporation.

Section 15.  PROXY ACCESS FOR DIRECTOR NOMINATIONS.

(a) Proxy Access.  Subject to the terms and conditions set forth in these Bylaws, in connection with an annual meeting of stockholders, the Corporation shall include in its proxy statement and form of proxy the name and other Required Information (as defined in Section 15(c) below) of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder of record who is, or is acting on behalf of, an Eligible Stockholder (as defined in Section 15(e) below).  For the avoidance of doubt, the provisions of this Section 15 shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or any other person in the Corporation’s proxy statement or form of proxy for any special meeting of stockholders.  This Section 15 shall be the exclusive method for stockholders (including beneficial owners of stock) to include nominees for director election in the Corporation’s proxy materials.

(b) Timeliness of Notice.  To nominate a Stockholder Nominee, a stockholder of record who is, or is acting on behalf of, an Eligible Stockholder must provide a notice that expressly elects to have the Stockholder Nominee included in the Corporation’s proxy materials pursuant to this Section 15 (the “Stockholder Notice”).  To be timely, a Stockholder Notice shall be delivered to the secretary at the principal executive offices of the Corporation before 5:00 p.m., Eastern time, not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days prior to the first (1st) anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders, and shall include the information required by this Section 15; provided, however, that if the annual meeting is advanced or delayed by more than thirty (30) days from the first (1st) anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely a Stockholder Notice must be so delivered before 5:00 p.m., Eastern time, not earlier than one-hundred fifty (150) days before the annual meeting and not later than the later of one-hundred twenty (120) days before the annual meeting or the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made by the Corporation.  In no event shall the public announcement of a postponement or adjournment of an annual meeting of stockholders to a later date or time commence a new time period for the giving of a stockholder’s notice as described above (or extend any time period) for the giving of a Stockholder Notice under this Section 15.

(c) Information Included in Proxy Materials.  For purposes of this Section 15, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words per Stockholder Nominee, in support of each Stockholder Nominee (the “Statement”), which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement.  Notwithstanding anything to the contrary contained in this Section 15, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it believes would violate any applicable law or regulation.  Nothing in this Section 15 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Stockholder Nominee.

(d) Number of Stockholder Nominees.  The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall be the greater of (i) two or (ii) 20% of the number of directors in office and subject to election by the stockholders at the annual meeting as of the last day on which a Stockholder Notice may be delivered with respect to the annual meeting of stockholders, or if such calculation does not result in a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the deadline in Section 15 (b) and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.  The Permitted Number shall be reduced by the number of director candidates for which the Corporation shall have received one or more notices that a stockholder intends to nominate such director candidates at such applicable annual meeting of stockholders pursuant to this Section 15.  The Permitted Number shall be further reduced by the number of director candidates who were Stockholder Nominees at any of the two annual meetings of stockholders preceding the applicable annual meeting and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors.  The Permitted Number shall also be reduced by the number of director candidates whose names were submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 15, but who were thereafter nominated by the Board of Directors.  In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 15 exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of capital stock of the Corporation entitled to vote at the election of Directors disclosed as owned by each Eligible Stockholder in its respective Stockholder Notice submitted to the Corporation.  If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.  Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 15 (x) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (y) is thereafter not submitted for director election for any reason (including the failure to comply with this Section 15) other than due to a failure by the Corporation to include such Stockholder Nominee in the proxy materials in violation of this Section 15, no other nominee or nominees (other than any Stockholder Nominee already determined to be included in the Corporation’s proxy materials who continues to satisfy the eligibility requirements of this Section 15) shall be included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Section 15.

(e) Group Provisions to Determine Eligible Stockholder.  An “Eligible Stockholder” is one or more persons who own and have owned, or are acting on behalf of one or more persons who own and have owned, continuously for at least three years as of the date the Stockholder Notice is received by the Corporation, shares representing at least 3% of the shares of common stock outstanding as of the date of such Stockholder Notice (the “Required Shares”), and who continue to own the Required Shares at all times between the date the Stockholder Notice is received by the Corporation and the date of the applicable annual meeting of stockholders, provided that the aggregate number of persons whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirement shall not exceed twenty (20).  Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (as amended from time to time, the “Investment Company Act”) (such funds together under each of (i), (ii) or (iii) comprising a “Qualifying Fund”) shall be treated as one owner for the purpose of determining the aggregate number of stockholders in this paragraph, and treated as one person for the purpose of determining “ownership” as defined in this Section 15, provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 15.  No person (other than a Custodian Holder (as defined in Section 15(l)) may be a member of more than one group constituting an Eligible Stockholder under this Section 15.

(f) Definition of Ownership.  For purposes of calculating the Required Shares, “ownership” shall be deemed to consist of and include only the outstanding shares as to which a person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the ownership of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) that a person has sold in any transaction that has not been settled or closed, including any short sale, (B) that a person has borrowed or purchased pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by a person, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such person’s shares.  “Ownership” shall include shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares, provided that this provision shall not alter the obligations of any stockholder of record to provide the Stockholder Notice.  Ownership of shares shall be deemed to continue during any period in which shares have been loaned if the person claiming ownership may recall such loaned shares on five Business Days’ notice and during any period in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(g) Contents of Stockholder Notice.  The Stockholder Notice shall set forth or be submitted with the following information and materials in writing (including, as applicable, with respect to each stockholder of record, fund comprising a Qualifying Fund and any other person whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder but not with respect to a Custodian Holder): (i) with respect to the Eligible Stockholder, the number of shares that the Eligible Stockholder is deemed to own for the purposes of this Section 15; (ii) the written consent of each Stockholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a Director if elected; (iii) a copy of the Schedule 14N that has been, or concurrently is, filed with the Commission as required by Rule 14a-18 under the Exchange Act; (iv) with respect to each Stockholder Nominee, all information relating to such Stockholder Nominee as would be required to be disclosed in a solicitation of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act; and (v) a completed director questionnaire signed by the Stockholder Nominee(s) (a form of which shall be provided by the secretary of the Corporation promptly following a request therefor).  In addition, the Stockholder Notice must be submitted with a signed and written agreement of the Eligible Stockholder (including, as applicable, a signed and written agreement with respect to each stockholder of record, fund comprising a Qualifying Fund and any other person whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder but not with respect to a Custodian Holder) setting forth: (i) a representation that the Eligible Stockholder (A) acquired ownership of the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the applicable annual meeting of stockholders, (C) has not nominated and will not nominate for election to the Board of Directors at the applicable annual meeting of stockholders any person other than its Stockholder Nominee(s), (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (E) will not distribute to any person any form of proxy for the applicable annual meeting of stockholders other than the form distributed by the Corporation, and (F) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise will comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 15; (ii) a representation that (A) within five Business Days after the date that the Stockholder Notice is sent to the Corporation, the Eligible Stockholder will provide one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the requisite three-year holding period) that, as of a date within seven calendar days prior to the date that the Stockholder Notice is delivered to or mailed and received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, (B) within five Business Days after the record date for determining the stockholders entitled to vote at the annual meeting, the Eligible Stockholder will provide one or more written statements from the record holder (and from each intermediary through which the Required Shares are held) verifying the Eligible Stockholder’s continuous ownership of the Required Shares through such record date and (C) the Eligible Stockholder will provide immediate written notice to the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders; (iii) in the case of a nomination by a group of persons that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating group with respect to the nomination and matters related thereto, including withdrawal of the nomination; (iv) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee pursuant to this Section 15, (C) file with the Commission any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, (D) comply with all laws and regulations applicable to any solicitation in connection with the annual meeting and (E) provide the Corporation prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by the Corporation; and (v) an agreement and waiver by the Eligible Stockholder, in a form reasonably acceptable to the Corporation, providing that if any of such Eligible Stockholder’s Stockholder Nominee(s) are elected at the annual meeting to which such Eligible Stockholder’s Stockholder Notice relates, for the following two annual meetings, the Eligible Stockholder will not, and irrevocably waives any right to, nominate any candidates for director election other than a nomination submitted pursuant to, and subject to the terms and conditions of, this Section 15.  In addition, no later than the Stockholder Notice deadline set forth in Section 15(b), a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary documentation satisfactory to the Corporation that demonstrates that the funds comprising the Qualifying Fund are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act.

(h) Information and Agreements from Stockholder Nominees.  At the request of the Corporation, each Stockholder Nominee must: (i) provide an executed agreement, in a form satisfactory to the Corporation, that (A) the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s applicable guidelines and its policies regarding conflict of interest and protection of sensitive information and any other Corporation policies and guidelines applicable to Directors (which will be provided by the Corporation following a request therefor), (B) the Stockholder Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as Stockholder Nominee or as a Director of the Corporation, in each case that has not been disclosed to the Corporation, and (C) the Stockholder Nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a Director, in each case that has not been disclosed to the Corporation; and (ii) provide within five Business Days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine (A) if such Stockholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the capital stock of the Corporation is listed, any applicable rules of the Commission, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s Directors, (B) if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines and (C) if such Stockholder Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Commission.  In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(i) Exclusion of Stockholder Nominees from Proxy Materials.  The Corporation shall not be required to include, pursuant to this Section 15, a Stockholder Nominee in its proxy materials for any meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation: (i) if the Stockholder Nominee or the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors; (ii) who is not independent for purposes of membership of the Board of Directors or any committee thereof under (A) the listing standards of each principal U.S. exchange upon which the capital stock of the Corporation is listed, (B) any applicable rules of the Commission or any other regulatory body with jurisdiction over the Corporation or (C) any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Corporation; (iii) who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), or is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Charter, the rules and listing standards of the principal U.S. securities exchange upon which the capital stock of the Corporation is listed, or any applicable state or federal law, rule or regulation; (v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914 (as amended from time to time); (vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years; (vii) who is subject to an order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended from time to time; (viii) if such Stockholder Nominee or the applicable Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) shall have provided information to the Corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the Corporation; (ix) if the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) or applicable Stockholder Nominee otherwise breaches or fails to comply with its representations or obligations made or undertaken pursuant to these Bylaws, including, without limitation, this Section 15; or (x) if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting.  For the purpose of this Section 15(i), if any of the conditions set forth in clauses (ii) through (x) are satisfied, then the applicable Stockholder Nominee shall not be included in the proxy materials and shall not be eligible or qualified for director election, and if any of the conditions set forth in clause (i) are satisfied, then no Stockholder Nominees shall be included in the proxy materials and no Stockholder Nominee shall be eligible or qualified for director election.

(j) Conditional Resignations of Stockholder Nominees.  Any Stockholder Nominee who is included in the Corporation’s proxy materials for an annual meeting of stockholders pursuant to this Section 15 shall tender an irrevocable resignation (resigning his or her candidacy for director election and, if applicable at the time of the determination made in the next sentence, resigning from his or her position as a director), in a form satisfactory to the Corporation, in advance of the annual meeting, provided that such resignation shall expire upon the certification of the voting results of that annual meeting of stockholders.  Such resignation shall become effective upon a determination by the Board of Directors or any committee thereof that (i) the information provided pursuant to this Section 15 to the Corporation by such individual or by the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) who nominated such individual was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) such individual, or the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) who nominated such individual, shall have breached or failed to comply with its agreements, representations undertakings and/or obligations pursuant to these Bylaws, including, without limitation, this Section 15.

(k) Interpretation; Application; Attendance of Eligible Stockholder at Annual Meeting.  The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 15 and to make any and all determinations necessary or advisable to apply this Section 15 to any persons, facts or circumstances, including the power to determine (i) whether a person or group of persons qualifies as an Eligible Stockholder; (ii) whether a Stockholder Notice complies with this Section 15; (iii) whether a person satisfies the qualifications and requirements imposed by this Section 15 to be a Stockholder Nominee; and (iv) whether any and all requirements of this Section 15 have been satisfied.  Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.  Notwithstanding the foregoing provisions of this Section 15, unless otherwise required by law or otherwise determined by the chairman of the meeting, if neither the Eligible Stockholder (or if the Eligible Stockholder is comprised of a group, no member of such group) nor a qualified representative of the Eligible Stockholder appears at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee(s), such nomination or nominations shall be disregarded and conclusively deemed withdrawn, notwithstanding that proxies in respect of the election of the Stockholder Nominee(s) may have been received by the Corporation.  For purposes of this Section 15, to be considered a qualified representative of the Eligible Stockholder, a person must be authorized by a writing executed by such Eligible Stockholder or an electronic transmission delivered by such Eligible Stockholder to act for such Eligible Stockholder as proxy at the annual meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(l) General.  For purposes of this Section 15, “beneficial ownership” (and the correlative term, “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.  For purposes of this Section 15, “Custodian Holder”, with respect to any Eligible Stockholder, means any broker, bank or custodian (or similar nominee) who (i) is acting solely as a nominee on behalf of a beneficial owner and (ii) does not “own” any of the shares comprising the Required Shares of the Eligible Stockholder.

ARTICLE III

DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2. NUMBER, TENURE AND QUALIFICATIONS. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of Directors; provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than twenty-five (25); and further provided that the tenure of office of a Director shall not be affected by any decrease in the number of Directors. A Director shall be an individual at least 21 years of age who is not under legal disability. A majority of the Board of Directors shall be Directors whom the Board has determined are “independent” under the standards established by the Board of Directors. All nominations must be submitted through and approved by the Nominating and Corporate Governance Committee and follow the nominating process established by that committee for the nomination of Directors and must satisfy the standards for membership on the Board of Directors approved by that committee from time to time.

Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place or via the same means of remote communication as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

Section 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the Board of Directors, the chief executive officer, the president or by a majority of the Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without notice other than such resolution.

Section 5. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each Director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least twenty four (24) hours prior to the meeting. Notice by United States mail shall be given at least three (3)

days prior to the meeting. Notice by courier shall be given at least two (2) days prior to the meeting. Telephone notice shall be deemed to be given when the Director or his or her agent is personally given such notice in a telephone call to which the Director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the Director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the Director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6. QUORUM. A majority of the Directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter, these Bylaws or the provisions of any applicable committee charter, the vote of a majority of a particular group of Directors is required for action, a quorum must also include a majority of such group.

The Directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 7. VOTING. The action of the majority of the Directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough Directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of a majority of that number of Directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8. ORGANIZATION. At each meeting of the Board of Directors, the chairman of the Board of Directors or, in the absence of the chairman, the vice chairman of the Board of Directors, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the Board of Directors, the chief executive officer or in the absence of the chief executive officer, the president or in the absence of the president, a Director chosen by a majority of the Directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or in the absence of the secretary and all assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear, and speak to, each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a consent in writing or by electronic transmission to such action is given by each Director and is filed in paper or electronic form with the minutes of proceedings of the Board of Directors.

Section 11. RATIFICATION. The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter and, if so ratified, shall have the same force and effect as if the action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders.

Section 12. REMOVAL; VACANCIES. Any Director or the entire Board of Directors may be removed only in accordance with the provisions of the Charter. A vacancy on the Board of Directors may be filled only in accordance with the provisions of the Charter.

Section 13. COMPENSATION. Directors shall not receive any stated salary for their services as Directors, but, by resolution of the Directors, Directors that are not employed by the Corporation may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned, leased or to be acquired by the Corporation and for any service or activity they performed or engaged in as Directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they performed or engaged in as Directors; but nothing herein contained shall be construed to preclude any Directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 14. RESIGNATION OF DIRECTORS. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such written notice or upon any future date specified in the notice.

Section 15. LOSS OF DEPOSITS. No Director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares of stock have been deposited.

Section 16. SURETY BONDS. Unless required by law, no Director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 17. RELIANCE. Each Director, officer, employee and agent of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or officers of the Corporation, regardless of whether such counsel or expert may also be a Director, to the extent set forth in Section 2-405.1 (or any successor provision) of the MGCL.

Section 18. CERTAIN RIGHTS OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. The Directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any Director or officer, employee or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Corporation, except as set forth in a written agreement between the Corporation and such Director or officer, employee or agent of the Corporation; provided that such Director or officer, employee or agent complies with the applicable terms of the then existing conflicts of interest policy of the Corporation.

ARTICLE IV

COMMITTEES

Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and other committees, composed of one or more Directors as required by applicable law, to serve at the pleasure of the Board of Directors.

Section 2. POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law.

Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.

A majority of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority of the committee members present shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of such chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the event of the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may appoint another Director to act at the meeting in the place of such absent or disqualified member.

Each committee shall keep minutes of its proceedings and shall report the same to the Board of Directors at the next succeeding meeting, and any action by the committee shall be subject to revision and alteration by the Board of Directors to the extent permissible by applicable law, provided that no rights of third persons shall be affected by any such revision or alteration.

Section 4. TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed in paper or electronic form with the minutes of proceedings of such committee.

Section 6. VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1. GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the Board of Directors, a vice chairman of the Board of Directors, a chief executive officer, one or more vice presidents, a chief investment officer, a chief operating officer, a chief financial officer, a chief legal officer, a chief accounting officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries, assistant treasurers or other officers. Each officer shall hold office until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors, the chairman of the Board of Directors, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. The chief executive officer, in general, shall perform all duties incident to the office of chief executive officer and such other responsibilities and duties as may be prescribed by the Board of Directors from time to time. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed.

Section 5. CHIEF INVESTMENT OFFICER. The Board of Directors may designate a chief investment officer. The chief investment officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 6. CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 7. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 8. CHIEF LEGAL OFFICER. The Board of Directors may designate a chief legal officer. The chief legal officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 9. CHIEF ACCOUNTING OFFICER. The Board of Directors may designate a chief accounting officer. The chief accounting officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 10. CHAIRMAN OF THE BOARD. The Board of Directors may designate a chairman of the Board of Directors. The chairman of the Board of Directors shall preside over the meetings of the Board of Directors and of the stockholders at which he or she shall be present. The chairman of the Board of Directors shall perform such other duties as may be assigned to him or her by the Board of Directors.

Section 11. PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 12. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, president or by the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president or as vice president for particular areas of responsibility.

Section 13. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or by the Board of Directors.

Section 14. TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

If required by the Board of Directors, the treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

Section 15. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, president or the Board of Directors. The assistant treasurers shall, if required by the Board of Directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors.

Section 16. SALARIES. The salaries and other compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors or a committee thereof and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he or she is also a Director.

Section 17. DIVISIONAL TITLES. The Board of Directors may from time to time confer upon any employee of a division of the Corporation the title of president, vice president, treasurer or controller of such division or any other title or titles deemed appropriate, or may authorize the chairman of the Board or the president to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Directors, or by the chairman of the Board or the president if so authorized by the Board of Directors. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Directors, the chairman of the Board or the president. The conferring of divisional titles shall not create an office of the Corporation for purposes of these Bylaws or the Charter unless specifically designated as such by the Board of Directors; but any person who is an officer of the Corporation may also have a divisional title.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1. CONTRACTS. The Board of Directors or a committee thereof within the scope of its delegated authority may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors or such committee and executed by an authorized person. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors, the chief executive officer, chief financial officer, treasurer or any other officer designed by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. CERTIFICATES. Except as otherwise provided in these Bylaws, this Article VII shall not be interpreted to limit the authority of the Board of Directors to issue some or all of the shares of any or all of the Corporation’s classes or series without certificates. The Board of Directors may determine to issue certificated or uncertificated shares of stock and other securities of the Corporation. Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL or the Maryland Uniform Commercial Code - Investment Securities of the Annotated Code of Maryland, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL and the Maryland Uniform Commercial Code - Investment Securities of the Annotated Code of Maryland to be included on stock certificates. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the chairman or vice chairman of the board, the chief executive officer, the chief operating officer, the president, the chief financial officer or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Corporation. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes of shares of capital stock, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares of capital stock which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. If the Corporation has authority to issue shares of capital stock of more than one class, the certificate shall contain on the face or back a full statement or summary of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class of shares of capital stock and, if the Corporation is authorized to issue any preferred or special class in series, the differences in the relative rights and preferences between the shares of each series to the extent they have been set and the authority of the Board of Directors to set the relative rights and preferences of subsequent series. In lieu of such statements or summaries, the Corporation may set forth upon the face or back of the certificate a statement that the Corporation will furnish to any stockholder, upon receipt of a written request and without charge, a full statement of such information. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. TRANSFERS. All transfers of shares of stock shall be recorded on the books of the Corporation upon surrender to the Corporation or the transfer agent of the

Corporation of proper evidence of succession, assignment or authority to transfer in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender to the Corporation or the transfer agent of the Corporation of a stock certificate duly endorsed or accompanied by proper evidence of assignment. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, to the extent then required by the MGCL or the Maryland Uniform Commercial Code - Investment Securities of the Annotated Code of Maryland, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL and the Maryland Uniform Commercial Code - Investment Securities of the Annotated Code of Maryland to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter of the Corporation and all of the terms and conditions contained therein.

Section 3. REPLACEMENT CERTIFICATE. Any officer designated by the Board of Directors may direct a new certificate to be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. When authorizing the issuance of a new certificate, an officer designated by the Board of Directors may, in his or her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he or she shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 4. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of stockholders, not less than ten (10) days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than twenty (20) days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten (10) days before the date of such meeting.

Except as otherwise set forth in these Bylaws, if no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at 5:00 p.m., Eastern Time, on the day on which the notice of meeting is mailed or the thirtieth (30th) day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be 5:00 p.m., Eastern Time, on the day on which the resolution of the Board of Directors, declaring the dividend or allotment of rights, is adopted.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment or postponement thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned or postponed to a date more than one hundred twenty (120) days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

Section 7. VOTING STOCK IN OTHER CORPORATIONS. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the chief executive officer, president, chief financial officer, a vice president, or a proxy appointed by any of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

ARTICLE VIII

ACCOUNTING YEAR

The fiscal year of the Corporation shall be the 12 calendar month period ending December 31 in each year, unless otherwise provided by the Board of Directors by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or shares of stock of the Corporation, subject to the provisions of law and the Charter.

ARTICLE X

INVESTMENT POLICIES

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation, as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall have inscribed thereon the name of the Corporation and the year of its formation. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 1. PROCEDURE. Any indemnification or payment of costs and expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within sixty (60) days, upon the written request of the Director or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corporation denies such request, in whole or in part, or (ii) no disposition thereof is made within sixty (60) days. The Indemnified Party’s costs and expenses (including attorney’s fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be paid or reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

Section 2. EXCLUSIVITY. The indemnification and payment of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any Indemnified Party seeking indemnification or payment of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise, including, without limitation, a vote of stockholders or disinterested Directors, to the extent not inconsistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, which shall continue in respect of all events occurring while a person was a Director or officer after such person has ceased to be a Director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. The Corporation shall not be liable for any payment under these Bylaws or the Charter in connection with a claim made by a Director or officer to the extent such Director or officer has otherwise actually received payment under insurance policy, agreement, vote or otherwise, of the amounts otherwise indemnifiable hereunder. All rights to indemnification and advance of expenses under these Bylaws or the Charter shall be deemed to be a contract between the Corporation and each Director or officer of the Corporation who serves or served in such capacity at any time while these Bylaws are in effect. Nothing herein shall prevent the amendment, modification or repeal of these Bylaws, provided that no such amendment, modification or repeal shall diminish the rights of any person hereunder or the obligations of the Corporation arising hereunder, in each case, with respect to events occurring or claims made before the adoption of such amendment or modification or while these Bylaws or any provision hereof are in force or as to claims made after its adoption in respect of events occurring before the adoption of such amendment or modification or while these Bylaws or any provision hereof are in force.

Section 3. SEVERABILITY; DEFINITIONS, ETC. The invalidity or unenforceability of any provision of this Article XII shall not affect the validity or enforceability of any other provision hereof. The phrase “these Bylaws” in this Article XII means this

Article XII in its entirety. Neither the amendment nor repeal of this Article XII, nor the adoption or amendment of any other provision of these Bylaws or Charter of the Corporation inconsistent with this Article XII, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed or given by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIV

AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws. In addition, the stockholders may alter or repeal any provision of these Bylaws and adopt new Bylaws with the approval of at least a majority of all votes entitled to be cast on the matter.

ARTICLE XV
EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (the “Court”) shall be the sole and exclusive forum for (i) any derivative action brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, and any stockholder of the Corporation who is a party to such an action shall cooperate in a request that the action be assigned to the Court’s Business & Technology Case Management Program.

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